Exhibit 10.58

12/27/2017	Converted RSUs Award Agreement - Review

SUBSTITUTE AWARD AGREEMENT

This Substitute Award Agreement (this “Agreement”) is made effective as of August 2nd, 2016, between Teva Pharmaceutical Industries Limited (the “Company”) and Hafrun Fridriksdottir (the “Participant”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Company’s 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).

Pursuant to Section 7.9 of that certain Master Purchase Agreement, dated July 26, 2015, by and between Allergan plc (“Allergan”) and the Company (the “Master Purchase Agreement”) the Company agreed to assume certain performance-based restricted stock units granted to the Participant by Allergan that were outstanding and unvested and held by the Participant immediately prior to the Closing (as defined in the Master Purchase Agreement) (the “Allergan Awards”) and the Participant is entitled to receive substitute performance-based restricted stock units denominated in Shares in substitution for the Allergan Awards, except that the substitute awards shall be subject to the Plan and the terms and conditions of this Agreement.

Pursuant to Section 7 of the Plan, the Company hereby issues to the Participant the number of Restricted Share Units (“RSUs” or “Awards”) set forth below, subject to the terms and conditions contained herein and in the appendices attached hereto, as well as the terms and conditions of the Plan, which are incorporated herein in their entirety.

Select	Allergan Shs Subject to Awards	Substitute RSUs Issued	Vesting of Substitute Awards
☒	3026	13921	31-DEC-17 (4641) 31-DEC-18 (4640) 31-DEC-19 (4640)
☒	857	3944	05-MAR-17 (1972) 05-MAR-18 (1972)
☒	1902	8750	31-DEC-16 (8750)

1. Substitute Restricted Share Units.

(A) Issuance of RSUs. As set forth above, pursuant to the terms of the Master Purchase Agreement, the Company hereby issues to the Participant the number of RSUs as set forth in the table above in substitution for the performance-based restricted stock units granted to the Participant by Allergan on [Date], under the terms and conditions hereinafter set forth.

(B) No Shares Issued. No Shares shall be issued or delivered to the Participant at the time the RSUs are issued.

1. Other Provisions.

(A) Vesting. The Awards issued hereunder shall vest and settle as set forth in the table above.

(B) Termination of Employment. The provisions of the Plan related to the treatment of RSUs upon Termination are incorporated herein by reference and made a part hereof; provided, however, that the provisions of the plan related to Qualifying Retirement shall not apply to the RSUs, and the RSUs shall instead be subjected to the retirement provisions that were applicable to the Allergan Awards prior to the Closing Date, if any, as such provisions are set forth in the relevant Seller Parent Incentive Plan (as defined in the Master Purchase Agreement) the Seller Parent Incentive Award (as defined in the Master Purchase Agreement) or related administrative rules.

(C) Acknowledgement and Release. By signing this Agreement, the Participant hereby acknowledges and agrees that, as of the date of this Agreement, the Participant (i) has, and will have, no claims, rights, causes of action, damages, grievances, liabilities, or the like against the Company or any of its affiliates, or any of its or their respective present or former employees, officers, directors, managers, members, or agents (collectively, the “Released Parties”) relating to or arising under or in connection with any performance-based vesting Seller Parent RSU Award that was outstanding and unvested and held by the Participant immediately prior to the Closing, or the assumption and conversion of any such performance-based vesting Seller Parent RSU Award into a Buyer Parent Performance RSU Award (collectively, the “Claims”) and (ii) irrevocably and unconditionally, individually and on behalf of his/her assigns, heirs, and beneficiaries, releases, acquits, and forever discharges the Released Parties from, and covenants not to sue the Released Parties with respect to, any and all Claims (whether known or unknown) that the Participant may have.

(D) Withholding. The Company or the Employer, or a third party holding Awards on behalf of the Participant, shall have the right to make all payments or distributions pursuant to this Agreement to the Participant net of any applicable taxes, fees or other required deductions, such as, but not limited to, income taxes, capital gains taxes, social security premiums, and custody fees, trustee charges, fees for exercise and/or transfer of any Award or its underlying Share payable by the Participant or required to be paid or withheld as a result of the settlement of an RSU, the delivery of a Share or its transfer, and any other event occurring pursuant to the Plan or this Agreement, that necessitates the withholding of income, employment or capital gains taxes or any other required deductions or payments (hereinafter referred to as “Taxes”). The Company or the Employer, may withhold from wages or other amounts payable to the Participant such Taxes as may be required by law or otherwise payable by the Participant, or to otherwise require the Participant to pay such Taxes.

(E) Other Effective Documents; Other Agreements. The terms and provisions of the Plan are incorporated herein by reference and made a part hereof. In case of contradiction between the terms of this Agreement and/or its appendices and/or the Plan, it is agreed that the terms of the Plan shall prevail over the terms of this Agreement and any appendix, and that the terms of any appendix shall prevail over the terms of this Agreement. The Participant agrees to (i) execute and become a party to the agreements set forth in any appendix attached hereto, and (ii) the terms of an Award administration framework agreement and its terms and conditions, as may be set forth in an appendix or as requested by the Company or the Employer in the future, and shall also agree to such agreement in writing.

(F) Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

(G) Governing Law. This Agreement (including, for the avoidance of doubt, any appendices attached hereto) shall be construed and interpreted in accordance with the local laws of country where the Participant is or was last employed by the Employer without giving effect to the principles of the conflicts of laws thereof.

(H) Entire Agreement; Modification. This Agreement (together with any appendices attached hereto) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended, or rescinded only by a written agreement executed by both parties.

(I) Counterparts; Electronic Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature of this Agreement, unless otherwise stipulated in any appendix, may be by electronic or digital means.

☒ I acknowledge that I have read this Agreement and all appendices and I accept

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